Exhibit 99.1
For Immediate Release     For more information:
Contact:  Michael Doherty
Phone:  949-673-1907
Email:  mdoherty@trestlecorp.com

Trestle Holdings Announces Fourth Quarter and Year End Results

IRVINE, Calif., March 31, 2005 - Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging products and solutions for pathology and telemedicine applications, today reported financial results for the quarter and year ended December 31, 2005.

Revenues for the quarter ending December 2005 were $1.170 million, a decrease from $1.284 million in revenues for the same quarter of 2004. The reduction in sales resulted from a reduction in product sales and software support revenues. Gross profit for the fourth quarter of 2005 was $521,000, compared to gross profit of $614,000 for the comparable quarter of 2004.

Operating expenses for the fourth quarter of 2005 were $1.542 million compared to $1.811 million for the fourth quarter of 2004. Fourth quarter 2005 operating expenses consisted of $711,000 of research and development expense and $831,000 of selling, general and administrative expense, compared to $529,000 of research and development expense and $1.282 million of selling, general and administrative expense for the fourth quarter of 2004.

Interest income (expense) and other, net, was a negative $20,000 for the fourth quarter of 2005 compared to a positive $204,000 for the fourth quarter 2004. Net loss for the fourth quarter 2005 was $1.041 million, or $0.13 per share, an increase over the same period for the prior year loss of $993,000, or $0.19 per share.

For the year ended December 31, 2005, revenues were $4.007 million and gross profit was $1.378 million compared to revenues of $4.807 million and gross profit of $2.564 million for year ended December 31, 2004. Operating expenses for 2005 were $7.054 million including $2.184 million in research and development expense and $4.870 million in general and administrative expenses. Operating expenses for 2004 were $7.752 million, including $1.847 in research and development expenses and $5.905 million in general and administrative expenses. Interest income and other, net, for 2005 was $112,000 compared to $204,000 for 2004. Net loss for 2005 was $5.614 million, or $0.69 per share compared to a net loss for 2004 of $5.065 million or $1.24 per share. The company’s independent Certified Public accountants have included a going concern qualification in its report covering the company’s financial statements. The qualification was based on the cash balances of the company and its history of losses.

Trestle Holdings Inc. is a supplier of digital imaging systems and services for pathology, drug safety and discovery. The company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle's digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard internet connections, in real time. The company's slide-scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle's slide-scanning products facilitate image analysis, data management, digital workflow, and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle's integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle's telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

###